Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Senior Vice President (510) 668-7000	For Release 8:00 a.m. EDT January 19, 2006

Exar Corporation Announces Results for Third Quarter Fiscal 2006

•	Achieved Operating Profitability

•	Sequential Revenue Growth

•	Improved Gross Margin

Fremont, CA, January 19, 2006 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2006 third quarter operating results. Revenue for the quarter ended December 31, 2005 was $17.0 million, an improvement of 2.9% sequentially from $16.5 million in the second quarter of fiscal 2006 and up 28.4% from $13.2 million for the same period last year. Year-to-date revenue increased 13.1% as compared to the same period last year.

Third quarter operating income was $0.12 million, as compared to a loss of $0.48 million for the prior quarter and an operating loss of $1.5 million for the same period last year.

GAAP net income for the third fiscal quarter was $1.1 million, which includes an asset impairment charge of $1.2 million associated with a long term investment in TechFarm Ventures, as compared to $2.1 million for the prior quarter and $0.8 million for the third quarter of fiscal 2005. Excluding the asset impairment charge for the TechFarm Ventures investment, non-GAAP net income for the third quarter of fiscal 2006 was $2.3 million. There was a decrease of $0.33 million in interest income primarily due to a reduction in investments as a result of the $120.0 million Modified Dutch Auction Self Tender Offer completed in the second fiscal quarter 2006.

GAAP EPS was $0.03 per diluted share, as compared to $0.05 for the prior quarter and $0.02 for the same period last year. Excluding the asset impairment charge, non-GAAP EPS for the fiscal third quarter was $0.07 per diluted share.

A reconciliation of the non-GAAP adjustments to GAAP appears in this press release and the Company’s Form 8-K filed with the SEC today. The Company believes the additional non-GAAP measures to be relevant and useful information which will enhance the understanding of the Company’s in-period operating performance. Accordingly, the Company is disclosing this information to permit additional financial analysis by analyst, investors and other interested parties. However, non-GAAP measures are neither stated in accordance with, nor are a substitute, for GAAP measures.

Gross margin was 67.5% in third fiscal quarter as compared to 66.5% in the prior fiscal quarter. Gross margin for the second and third quarters of fiscal 2006 reflects the effect of a quarterly $0.24 million charge for amortization of intangible assets associated with the acquisition completed in the first quarter of fiscal 2006.

“We are particularly pleased that we achieved operating profitability in the quarter. The ongoing efforts of our employees to effectively implement cost control measures and to deliver operational efficiency are commended,” stated Roubik Gregorian, chief executive officer and president. “Our network and transmission product revenue grew 10% compared to the prior quarter. While visibility remains limited, the growth in communications revenue along with growing optimism in the market may suggest a rise in carrier capital spending,” remarked Dr. Gregorian.

Product Summary

Industry First

During the quarter, the Company continued its focus on technology leadership by introducing the XR16L570, the industry’s lowest voltage single-channel UART. Operating at 1.8V and assembled in 32-QFN (5mm x 5mm) or 24-QFN (4mm x 4mm) packages, the multi-purpose XR16L570 is ideal for a variety of battery operated portable consumer applications including mobile devices, smart phones, gaming systems, and PDAs.

Product Introduction

The Company also introduced a high density 16-channel E1 Line Interface Unit (LIU), the XRT83SL216. This product is the latest addition to Exar’s extensive T/E portfolio of almost 100 devices spanning from T1/E1 to T3/E3 data rates. The device, which incorporates many industry-leading features, not only doubles the capacity of Exar’s existing E1 LIUs, but offers customers a wide array of advanced features and design options. The XRT83SL216 is targeted at Multi-Service Provisioning Platforms (MSPPs), access devices, media gateways, routers, and frame relay access devices.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference call. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fourth quarter fiscal 2006 ending March 31, 2006, the Company is forecasting revenue to be approximately the same as the prior quarter.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the third quarter fiscal 2006, today, Thursday, January 19, at 1:30 p.m. EST. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EST and use conference ID number 3809586. In addition, a live webcast will also be available. To access the webcast, please go to the Company’s Investors’ Homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EST today until 8:00 p.m. EST on January 26, 2006. To access the replay, please dial (800) 642-1687 and use conference ID number 3809586.

Safe Harbor

The Company’s statements about its future financial performance, growing optimism in the market and possibility of a rise in carrier spending; relationship with Alcatel, and the accretive nature of the Infineon transaction, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending in the telecommunications and data communications markets; limited visibility associated with customer demand for network and transmission products; the possible loss of, or decrease in orders from, an important customer, such as Alcatel; adjustments in interest rates and cash balances; vendor capacity constraints; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those recently acquired and those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; a shortfall in anticipated revenue from or manufacturing issues related to the recently acquired Infineon products; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2005, and Form 10-Q for the fiscal quarters ended June 30, 2005 and September 30, 2005.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company offers OEMs innovative, highly integrated ICs that facilitate the aggregation and transport of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 260 people worldwide. For more information about the Company visit: http://www.exar.com.

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Reconciliation of GAAP net income to Non-GAAP net income

(in thousands, except for per share amounts)

(unaudited)

	Three months ended December 31, 2005	Nine months ended December 31, 2005
GAAP net income	$1,109	$4,923
Net loss on long-term investments	1,215	1,215

Non-GAAP net income	$2,324	$6,138

GAAP diluted earnings per share	$0.03	$0.12
Net loss on long-term investment per diluted share	$0.04	$0.04
Non-GAAP diluted earnings per share	$0.07	$0.16
Diluted shares used to calculate non-GAAP earnings per share	35,347	39,466

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	DECEMBER 31, 2005	SEPTEMBER 30, 2005	DECEMBER 31, 2004	DECEMBER 31,
				2005	2004
Net sales	$17,009	$16,528	$13,245	$49,449	$43,713
Cost of sales:
Product cost of sales	5,280	5,303	4,441	15,634	14,219
Amortization of purchased intangible assets	240	240	—	680	—

Total cost of sales	5,520	5,543	4,441	16,314	14,219

Gross profit	11,489	10,985	8,804	33,135	29,494

Operating expenses:
Research and development	6,178	6,022	5,304	18,432	16,334
Selling, general and administrative	5,187	5,443	4,962	15,816	15,524

Total operating expenses	11,365	11,465	10,266	34,248	31,858
Gain on legal settlement	—	—	—	—	1,208

Income (loss) from operations	124	(480)	(1,462)	(1,113)	(1,156)

Interest income and other, net
Interest and other income, net	2,902	3,234	2,296	9,136	5,835
Net loss on long-term investments	(1,215)	—	—	(1,215)	—

Total other income, net	1,687	3,234	2,296	7,921	5,835
Income before income taxes	1,811	2,754	834	6,808	4,679
Provision for income taxes	702	690	—	1,885	673

Net income	$1,109	$2,064	$834	$4,923	$4,006

Earnings per share:
Basic earnings per share	$0.03	$0.05	$0.02	$0.13	$0.10

Diluted earnings per share	$0.03	$0.05	$0.02	$0.12	$0.09

Shares used in the computation of earnings per share:
Basic	35,202	39,711	41,639	39,045	41,433

Diluted	35,347	40,365	42,539	39,466	42,385

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	DECEMBER 31, 2005	MARCH 31, 2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$320,643	$446,285
Accounts receivable, net	6,383	3,899
Inventories	4,877	3,659
Other current assets	7,399	6,340

Total current assets	339,302	460,183
Property, plant and equipment, net	28,738	27,317
Other long-term investments	2,663	3,978
Deferred income taxes, net	11,342	11,130
Goodwill and intangible assets, net	10,261	—
Other non-current assets	1,085	1,672

Total assets	$393,391	$504,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,257	$12,891
Long-term obligations	1,303	1,342

Total liabilities	15,560	14,233
Total stockholders’ equity	377,831	490,047

Total liabilities and stockholders’ equity	$393,391	$504,280